Exhibit 15

February 6, 2008

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended December 31, 2007 and 2006, and have issued our report dated February 6, 2008, which includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-38444, 333-101780, 333-113041, and 333-125702 on Form S-8 and Registration Statement Nos. 333-24685, 333-43071 and 333-147658 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin